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                                                                 EXHIBIT (A)(7)

MADISON RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT: Edward McCarthy of Beacon Hill Partners, Inc.
         (212) 843-8500


FOR IMMEDIATE RELEASE


                           MADISON RIVER ANNOUNCEMENT

         GREENVILLE, SOUTH CAROLINA, February 2, 1998--Madison River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Shelter Properties VII Limited Partnership, Johnstown/Consolidated Income Partners, Consolidated Capital Properties V and class A and class B limited partnership interests in Multi- Benefit Realty Fund '87-1. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, February 6, 1998. The offers were previously scheduled to expire at 5:00 p.m. on Friday, January 30, 1998.

         Madison River reported, based on information provided by the depositary for the offers, that as of the close of business on January 30, 1998, approximately 2,232 interests had been tendered pursuant to the Shelter Properties VII offer, approximately 14,533.5 interests had been tendered pursuant to the Johnstown/Consolidated offer, approximately 43,506.8 interests had been tendered pursuant to the Consolidated Capital Properties V offer, approximately 21,450 interests had been tendered pursuant to the Multi-Benefit A offer and approximately 14,184 interests had been tendered pursuant to the Multi- Benefit B offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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